Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter and Year Ended March 31, 2015

Fiscal Fourth Quarter and Recent Highlights:

•	Net investment income per share for the quarter was $0.22, compared to $0.24 for the quarter ended December 31, 2014

•	Net asset value per share at the end of the quarter was $8.18, compared to $8.43 at December 31, 2014, a decline of 3.0%

•	Declared a dividend of $0.20 per share for the quarter

•	Invested $372 million during the quarter, driven by opportunities in the primary market

•	Net investment activity before repayment was positive $35 million, and net investment activity after repayments was negative $104 million for the quarter

•	Issued $350 million of 10-year fixed rate unsecured debt in March

•	Amended revolving credit facility to extend maturity and increase commitments in April

Fiscal Year Highlights:

•	Net investment income per share for the year was $0.96, compared to $0.91 for the year ended March 31, 2014

•	Net asset value per share at the end of the year was $8.18, compared to $8.67 at March 31, 2014, a decline of 5.7%

•	Dividends paid to stockholders was $0.80 per share during the year

•	Invested $2.2 billion during the year, substantially driven by primary originations

•	Net investment activity before repayments was positive $804 million, and net investment activity after repayments was negative $40 million for the year

New York, NY — May 19, 2015 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its fourth fiscal quarter and fiscal year ended March 31, 2015. The Company’s net investment income was $0.22 per share for the quarter ended March 31, 2015, compared to $0.24 for the quarter ended

December 31, 2014. The Company’s net investment income was $0.96 per share for the fiscal year ended March 31, 2015, compared to $0.91 for the fiscal year ended March 31, 2014. The Company’s net asset value (“NAV”) was $8.18 per share as of March 31, 2015, compared to $8.43 as of December 31, 2014, and compared to $8.67 as of March 31, 2014.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the fourth fiscal quarter of 2015, payable on July 6, 2015 to stockholders of record as of June 19, 2015. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, commented, “During our fiscal year, we continued to make progress on many of our objectives including repositioning the portfolio into more secured debt, while slightly improving the overall portfolio yield. Although we experienced net unrealized depreciation during the quarter, we believe the credit quality of our portfolio remains strong. In addition, we believe that we can continue to rotate out of lower yielding assets and into attractive higher yielding assets, as there continues to be a shortage of available homes for illiquid investments.” Mr. Zelter continued “We also remain focused on strengthening our balance sheet, and we are pleased to have completed our first public institutional unsecured debt offering during the quarter. Additionally, in April, we successfully amended our credit facility to extend the maturity and increase the commitments.”

FINANCIAL HIGHLIGHTS

($ in billions, except per share)	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Total assets	$3.56	$3.70	$3.83	$3.81	$3.64
Investment portfolio (fair value)	$3.35	$3.51	$3.67	$3.64	$3.48
Debt outstanding	$1.50	$1.59	$1.58	$1.57	$1.37
Total net assets	$1.94	$2.00	$2.06	$2.07	$2.05
Net asset value per share	$8.18	$8.43	$8.72	$8.74	$8.67

Debt-to-equity ratio	0.77 x	0.80 x	0.76 x	0.76 x	0.67 x
Net leverage ratio (1)	0.72 x	0.74 x	0.76 x	0.75 x	0.68 x

(1)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currency, divided by total net assets.

INVESTMENT ACTIVITY AND PORTFOLIO COMPANIES

($ in millions)	Three months ended March 31, 2015	Twelve months ended March 31, 2015
Investments made (2)	$372	$2,211
Investments sold	$(336)	$(1,407)

Net activity before repaid investments (3)	$35	$804
Investments repaid	$(139)	$(844)

Net investment activity	$(104)	$(40)

Portfolio companies, at beginning of period	109	111
New portfolio companies	8	60
Exited portfolio companies	(12)	(66)

Portfolio companies, at end of period	105	105

Number of investments in existing companies	15	47

(2)	Investments were primarily made through a combination of primary and secondary debt investments.
(3)	Numbers may not sum due to rounding.

OPERATING RESULTS

($ in thousands, except per share data)	Three months ended March 31, 2015	Twelve months ended March 31, 2015
Net investment income	$52,071	$227,973
Net realized and unrealized loss	$(63,800)	$(152,551)

Net increase (decrease) in net assets from operations	$(11,729)	$75,422

(per share)
Net investment income per share	$0.22	$0.96
Net realized and unrealized loss per share	$(0.27)	$(0.64)

Earnings (loss) per share – basic	$(0.05)	$0.32
Earnings (loss) per share – diluted (4)	$(0.05)	$0.32

(4)	In applying the if-converted method, conversion shall not be assumed for purposes of computing diluted EPS if the effect would be anti-dilutive. For the three and twelve months ended December 31, 2015, anti-dilution would total $0.01 and $0.02, respectively.

CONFERENCE CALL / WEBCAST AT 10:00 AM EDT ON MAY 19, 2015

The Company will host a conference call on Tuesday, May 19, 2015 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 23044438 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through June 9, 2015 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 23044438. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014 are as follows:

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Portfolio composition, measured at fair value:
Secured debt	60%	61%	63%	59%	56%
Unsecured debt	14%	15%	17%	22%	27%
Structured products and other	11%	10%	9%	8%	6%
Common equity, preferred equity and warrants	15%	14%	11%	11%	11%
Weighted average yields, at current cost basis, exclusive of securities on non-accrual status:
Secured debt portfolio	11.2%	11.0%	10.9%	10.9%	10.8%
Unsecured debt portfolio	10.9%	11.1%	11.1%	11.5%	11.5%
Total debt portfolio	11.2%	11.1%	11.0%	11.1%	11.1%
Income-bearing investment portfolio composition, measured at fair value:
Fixed rate amount	$1.3 billion	$1.4 billion	$1.6 billion	$1.7 billion	$1.7 billion
Floating rate amount	$1.4 billion	$1.5 billion	$1.5 billion	$1.5 billion	$1.3 billion
Fixed rate %	48%	48%	51%	53%	58%
Floating rate %	52%	52%	49%	47%	42%
Income-bearing investment portfolio composition, measured at cost:
Fixed rate amount	$1.4 billion	$1.5 billion	$1.7 billion	$1.7 billion	$1.7 billion
Floating rate amount	$1.4 billion	$1.5 billion	$1.5 billion	$1.5 billion	$1.2 billion
Fixed rate %	50%	50%	52%	53%	58%
Floating rate %	50%	50%	48%	47%	42%

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	March 31, 2015	March 31, 2014
Assets
Non-controlled/non-affiliated investments, at fair value (cost — $2,514,328 and $2,714,971, respectively)	$2,357,042	$2,751,896
Non-controlled/affiliated investments, at fair value (cost — $231,594 and $153,721, respectively)	262,047	144,628
Controlled investments, at fair value (cost — $740,653 and $590,060, respectively)	730,738	582,147

Total investments (cost — $3,486,575 and $3,458,752, respectively)	3,349,827	3,478,671
Cash	3,766	13,413
Foreign currency (cost — $4,856 and $1,305, respectively)	4,651	1,323
Receivable for investments sold	114,884	72,918
Interest receivable	43,312	40,106
Dividends receivable	5,425	3,627
Deferred financing costs	29,743	31,601
Prepaid expenses and other assets	9,283	292

Total assets	$3,560,891	$3,641,951

Liabilities
Debt	$1,498,759	$1,372,261
Payable for investments purchased	10,736	119,577
Dividends payable	47,348	47,348
Management and performance-based incentive fees payable	37,361	31,108
Interest payable	15,851	14,318
Accrued administrative expenses	2,000	1,915
Other liabilities and accrued expenses	11,228	3,813

Total liabilities	$1,623,283	$1,590,340

Net Assets
Common stock, par value $.001 per share, 400,000,000 and 400,000,000 common shares authorized, respectively, 236,741,351 and 236,741,351 issued and outstanding, respectively	$237	$237
Paid-in capital in excess of par	3,197,715	3,221,829
Over-distributed net investment income	(35,589)	(53,995)
Accumulated net realized loss	(1,102,517)	(1,133,405)
Net unrealized gain (loss)	(122,238)	16,945

Total net assets	$1,937,608	$2,051,611

Total liabilities and net assets	$3,560,891	$3,641,951

Net asset value per share	$8.18	$8.67

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$79,580	$78,895	$345,887	$310,031
Dividends	2,192	1,283	5,298	7,149
Other income	1,071	2,337	11,899	12,012
From non-controlled/affiliated investments:
Interest	219	522	3,744	3,252
Dividends	5,704	4,237	18,014	19,765
Other income	—	—	87	—
From controlled investments:
Interest	9,880	7,030	38,981	23,375
Dividends	3,406	1,747	9,221	4,921
Other income	63	354	500	841

Total investment income	$102,115	$96,405	$433,631	$381,346

EXPENSES:
Management fees	$17,860	$16,775	$73,604	$62,819
Performance-based incentive fees	12,104	11,460	53,179	46,924
Interest and other debt expenses	21,166	17,957	79,329	68,639
Administrative services expense	1,029	1,984	5,850	5,600
Other general and administrative expenses	1,624	2,054	9,543	8,257

Total expenses	53,783	50,230	221,505	192,239

Management and performance-based incentive fees waived	$(3,681)	$(3,417)	$(15,615)	$(12,092)
Expense reimbursements	(58)	(20)	(232)	(49)

Net expenses	$50,044	$46,793	$205,658	$180,098

Net investment income	$52,071	$49,612	$227,973	$201,248

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS, FOREIGN CURRENCIES AND DERIVATIVES:
Net realized gain (loss):
Investments and cash equivalents
Non-controlled/non-affiliated investments	$(13,207)	$1,157	$(27,451)	$(118,745)
Non-controlled/affiliated investments	—	1,758	11,300	2,078
Controlled investments	—	—	—	(969)
Foreign currency transactions	3,008	119	2,783	2,588
Derivatives	—	—	—	8,541

Net realized gain (loss)	$(10,199)	$3,034	$(13,368)	$(106,507)

Net change in unrealized gain (loss):
Investments and cash equivalents
Non-controlled/non-affiliated investments	$(42,323)	$13,744	$(191,645)	$163,972
Non-controlled/affiliated investments	7,275	(218)	22,867	(2,115)
Controlled investments	(26,252)	3,171	12,111	26,840
Foreign currency translations	7,699	562	17,484	(12,566)

Net change in unrealized gain (loss)	$(53,601)	$17,259	$(139,183)	$176,131

Net realized and unrealized gain (loss) from investments, cash equivalents, foreign currencies and derivatives	(63,800)	20,293	(152,551)	69,624

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(11,729)	$69,905	$75,422	$270,872

EARNINGS (LOSS) PER SHARE — BASIC	$(0.05)	$0.31	$0.32	$1.21

EARNINGS (LOSS) PER SHARE — DILUTED	$(0.05)	$0.30	$0.32	$1.18

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com